EXHIBIT 5

                           Florida Progress Corporation
                                One Progress Plaza
                             St. Petersburg, FL  33701
                                   813/824-6508
                                 Fax: 813/824-6501


Kenneth E. Armstrong
Vice President, General Counsel
and Secretary





                                 December 15, 1994



Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL  33701

     Re:  Issuance and Sale of Shares of Common Stock, Without Par Value

Ladies and Gentlemen:

     On December 1, 1994, Florida Progress Corporation (the "Company") issued 700,000 shares of the Company's Common Stock, without par value (the "Shares"), to the shareholders (the "Selling Stockholders") of FM Industries, Inc. ("FMI") in connection with the acquisition of FMI pursuant to an Agreement and Plan of Merger dated as of December 1, 1994 (the "Merger Agreement") by and among the Company, EFC Merger Corp., FMI and the Selling Stockholders named therein. The Board of Directors of the Company authorized the issuance of the Shares pursuant to the Merger Agreement, and further authorized its officers to take the necessary action to register the Shares for resale from time to time by the Selling Stockholders and to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933 (the "Act").

     As your counsel, I have participated in the preparation of a Registration Statement on Form S-3 which the Company expects to file with the Commission on or about December 15, 1994, relating to the registration of 350,000 of the Shares, together with the associated Rights (as such term is defined in the Shareholder Rights Agreement dated November 21, 1991 between the Company and Chemical Bank, successor to Manufacturers Hanover Trust Company, as Rights Agent (the "Shareholder Rights Agreement")) (such 350,000 Shares, together with the associated Rights, being hereinafter collectively referred to as the "New Stock"). I also have examined the Merger Agreement, the Company's Restated Articles of Incorporation, as amended, its current Bylaws, the Shareholder Rights Agreement, and the resolutions adopted by the Company's Board of Directors on November 17, 1994 with respect to the Shares.



Florida Progress Corporation
December 15, 1994
Page 2


     Based upon and subject to the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized and existing under the laws of the State of Florida;

     2. When the Company issued the Shares to the Selling Stockholders, all requisite corporate action had been taken with respect to the issuance and sale of the Shares by the Company, and the Shares were duly authorized, validly issued, fully paid and non-assessable; and

     3. After the Registration Statement shall have become effective, all requisite corporate action will have been taken by the Company with respect to the registration of the New Stock for resale by the Selling Stockholders, and the New Stock, when sold by the Selling Stockholders, will continue to be duly authorized, validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3, referred to above, and to the use of my name under the captions "Legal Matters" and "Experts" in the related Prospectus.

                                   Very truly yours,

                                   /s/Kenneth E. Armstrong

                                   Kenneth E. Armstrong
                                   Vice President, General Counsel
                                     and Secretary






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